EXHIBIT 1 (B)


             ARTICLES SUPPLEMENTARY TO ARTICLES OF INCORPORATION OF
                              WRL SERIES FUND, INC.

                             ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                              WRL SERIES FUND, INC.


      WRL SERIES FUND, INC., a Maryland corporation ("Corporation"), hereby certifies to the Maryland Department of Assessments and Taxation as follows:

      FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

      SECOND: Pursuant to Article V, Paragraph 1 of the Corporation's Articles of Incorporation, the Corporation is authorized to issue One Billion (1,000,000,000) shares of Common Stock having a par value of one cent ($0.01) per share and the aggregate par value of $10,000,000 ("Shares") which are classified as follows: Three Hundred Million (300,000,000) of the Shares are designated as Money Market Portfolio Common Stock; Twenty-Five Million (25,000,000) of the Shares are designated as Bond Portfolio Common Stock; and Six Hundred Seventy-five Million (675,000,000) of the Shares are designated as Growth Portfolio Common Stock.

      THIRD: The Board of Directors of the Corporation, at meetings duly convened and held on March 18, 1992 and November 12, 1992, adopted resolutions reclassifying Four Hundred Million (400,000,000) of the unissued Shares of the Growth Portfolio Common Stock as follows: One Hundred Million (100,000,000) were designated as Global Portfolio Common Stock; One Hundred Million (100,000,000) were designated as Short-to-Intermediate Government Portfolio Common Stock; One Hundred Million (100,000,000) were designated as Equity-Income Portfolio Common Stock; and One Hundred Million (100,000,000) were designated as Emerging Growth Portfolio Common Stock.

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      FOURTH: The Shares of Common Stock as so reclassified by the Board of
Directors of the Corporation shall have the rights, powers, preferences, qualifications, restrictions and limitations specified in Article V, Paragraph 4 of the Articles of Incorporation of the Corporation and shall be subject to all of its provisions relating to the stock of the Corporation.

      FIFTH: The aforesaid Shares of Common Stock have been duly reclassified by the Board of Directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation and in accordance with Section 2-105(c) of the Maryland General Corporation Law.

      IN WITNESS WHEREOF, the undersigned Chairman of the Board of Directors of WRL Series Fund, Inc., hereby executes these Articles Supplementary on behalf of the Corporation, acknowledges that these Articles Supplementary are the act of the Corporation, and certifies that, to the best of his knowledge, information and belief, all matters and facts set forth herein are true in all material respects, under the penalties of perjury.

Date:  November 23, 1992
                                         WRL SERIES FUND, INC.



                                        /s/ JOHN R. KENNEY
                                        ------------------
                                        John R. Kenney
                                        Chairman of the Board


   /s/ WILLIAM H. GEIGER
------------------------
William H. Geiger
Secretary